Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2023, with respect to the financial statements of Poseidon Oil Pipeline Company, L.L.C. included in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-255327) and related Prospectus of Genesis Energy, L.P. for the registration of common units, preferred securities, subordinated securities, options, warrants, rights, debt securities and guarantees of debt securities.

/s/ Ernst & Young LLP

Houston, Texas
November 30, 2023